Exhibit 10.2

[Guy Carpenter letterhead]

PERSONAL AND CONFIDENTIAL

July 1, 2005

Mr. David Spiller

Dear David:

This will confirm the terms under which Guy Carpenter & Company, Inc. has agreed to employ you.

1.

Position; Reporting; Compensation. You will be employed as the President of Guy Carpenter & Company, Inc. (the “Company”) working from the New York headquarters. In that capacity, you will report directly to the Chief Executive Officer of Guy Carpenter. Furthermore, you will be appointed Chief Executive Officer of the Company no later than the later of: (a) July 1, 2006 or (b) six months after your employment start date. As Chief Executive Officer, you will report directly to the Chairman of Guy Carpenter or the Chief Executive Officer of Marsh & McLennan Companies, Inc. (“MMC”). You will also serve, without additional compensation, as a director of the Company provided that the Company shall indemnify you for such service in accordance with its bylaws. Excluding any periods of disability, vacation and sick leave to which you are entitled, you shall devote all of your attention and time during working hours to the affairs and business of the Company and shall use your best efforts to discharge your responsibilities hereunder. During your employment with the Company, you will not be permitted to serve on outside corporate, civic or charitable boards or committees without the prior written consent of the Company.

2.

Base Salary. Your base salary will be $700,000 per year and will be paid in accordance with normal payroll practices. Your base salary shall be reviewed annually and may be increased as deemed appropriate.

3.

Annual Bonus. You will be eligible for an annual bonus beginning in 2006. The actual bonus paid will be based on performance including, but not limited to, the overall performance of Company, the performance of areas under your supervision and your individual performance on both an objective and subjective basis. Performance will be measured against various objectives (established in consultation with you) and on a subjective basis, as evaluated by the Company, including management characteristics and behaviors. All bonuses will be paid in accordance with applicable policy of MMC for similarly situated executives with respect to the form and timing of the bonus. Provided you are employed at the time of payment, or as otherwise provided herein, you will have the following guaranteed minimum annual bonuses:

2006 Performance	$1,250,000
2007 Performance	$1,250,000
2008 Performance	Minimum of $750,000 (Target bonus will be 200% of base salary with actual bonus based on Company and individual performance).

4.

Contract Term. The parties acknowledge that your employment shall not commence until the first date (or such later date to which we agree) after such time as you have satisfied all obligations under that certain service agreement, dated August 18, 1998, between yourself and Benfield Greig Group PLC. The agreement shall terminate on December 31, 2008; provided, however that the contract term shall be automatically extended for one year unless written notice of desire not to renew is provided, by either party, not later than 120 days prior to the scheduled expiration of the contract term.

5.

Long-Term Incentive Compensation. You will be eligible to participate in the Marsh & McLennan Companies, Inc. (“MMC”) long-term incentive compensation plans. Subject to your continuous employment with the Company, the total value at grant of long-term incentive compensation awards will be guaranteed for 2006 and 2007 performance years. The value at grant for 2006 and 2007 awards, which are expected to be granted in the first quarter of the year following the performance year, will be $1.5 million for each of these years. These awards will have vesting and other terms and conditions that are consistent with that provided to similarly situated executives receiving awards of the same type at the same time. For valuation purposes, restricted shares/units and stock options/stock appreciation rights will have a value based on the market price of a share of MMC common stock at the time of grant (FMV). The value of restricted shares/units will be equal to 100% of the FMV at the time of grant while stock options/stock appreciation rights with a ten year exercise period have a value equal to 1/3 of the FMV at the time of grant. The Long-Term Incentive shall be payable at the same time that long-term incentives are paid to similarly situated executives of the Company, subject to your continued employment through the date on which the Long-Term Incentive is awarded.

6.

Signing Bonus Award. At the first regularly scheduled meeting of the Compensation Committee of the MMC Board of Directors following your start date, you will be granted restricted shares of MMC common stock or restricted units (Shares) with a value at grant equal to $3 million. These shares will be granted to you pursuant to MMC’s long-term incentive plans and will vest on the earlier of: December 31, 2008 or the third anniversary of grant (or upon your death, if earlier) or in accordance with paragraph 8 below. Upon vesting, you will receive unrestricted common stock of MMC less applicable payroll and withholding taxes.

7.

Make–up Award. Subject to you providing the Company with appropriate supporting documentation as set forth below, you will be entitled to a make-up award totaling $4,265,319: provided, however, that such amount shall be reduced as follows (a) stock options granted by your former employer which are scheduled to vest in June 2006 are not forfeited ($1,423,317), and (b) on a dollar for dollar basis, to the extent (i) you are not required to forfeit any amount of the deferred portion of your 2004 annual bonus (ii), you receive an annual bonus with respect to the 2005 performance year, (iii) you are not required to forfeit your matching shares acquired under the Share Match Plan of your former employer or (iv) you receive a severance payment or other termination payment from your employer in connection with your termination of employment. You agree to provide the Company with appropriate supporting documentation supporting the forfeiture of the amounts identified above when and if such documentation becomes available. In addition, you agree to provide the Company with a copy of any written termination agreement between you and your former employer.

8.

Severance If the Company terminates your employment without Cause, or you resign for Good Reason, during the term of this agreement, in addition to the payment of all salary and other benefits earned prior to such termination (and reimbursement for all covered business expenses incurred prior to termination) (a) the Company, in lieu of any other severance payments except as provided herein, shall pay to you quarterly in arrears over the Applicable Non-Solicitation Period the sum of: (1) two times your current base salary plus (2) two times (i) with respect to any such termination prior to December 31, 2007, the higher of your actual bonus for the year preceding the year of termination, if any or $1,250,000 or (ii) with respect to any such termination of employment occurring after December 31, 2007, your actual bonus for the year preceding the year of termination, plus (b) the signing bonus award set forth in paragraph 6 above shall be fully vested, plus (c) pro-rata vesting of guaranteed awards of restricted shares/units under paragraph 5 above (based on duration of employment during the vesting period, provided that, solely for purposes of determining the pro-rata vesting in this subsection (c), the vesting period of such restricted shares/units shall be deemed to not exceed 3 years) plus (d) the Company shall continue to pay, or reimburse you for, the Company’s cost (as if your were an active employee of the Company) of continuation of group medical benefit coverage as provided under COBRA for a period of 18 months after termination of employment. All other awards will be subject to the normal terms and conditions of the plans under which they are granted. The payments and benefits to be provided under clauses (a) through (d) above are subject to your prior execution and non-revocation of a waiver and release agreement substantially in the form attached hereto as Exhibit A.

For purposes of this agreement “Cause” shall mean:

i.

willful failure to substantially perform the duties consistent with your position (other than any such failure resulting from your disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

ii.

willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company or MMC, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

iii.

willful failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or a governmental department or agency (an “Investigation”) or any attempt to influence, obstruct or impede an Investigation, which is not cured within 2 days after receipt of written notice from the Company specifying such failure;

iv.	willful attempt to withhold, remove, conceal, destroy, alter or by other means falsify any material which is requested in connection with an Investigation, or soliciting another to do so;
v.	indictment or other criminal charge for any felony or crime involving moral turpitude;
vi.	habitual abuse of narcotics or alcohol or unlawful use (including being under the influence) or possession of illegal drugs;
vii.

the commission at any time of any act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) or which would have a detrimental impact on the Company; or

viii.

any other act or omission which is materially injurious to the business reputation of the Company or any of its subsidiaries or affiliates, unless done in good faith and with reasonable belief that the act or omission is in the best interest of the Company.

For purposes of this agreement “Good Reason” shall be deemed to occur, in each event, only if you provide notice to the Company within 30 calendar days after the later of either the occurrence of any event or events or your knowledge of such event or events which you believe constitutes Good Reason for your resignation, specifying in reasonable detail the conduct constituting Good Reason, and the Company fails to cure and correct its conduct within 30 calendar days after receiving such notice. Subject to the foregoing, for purposes of this Agreement, “Good Reason” shall mean, without your prior consent:

i.

the failure of the Company to make any material payment or provide any material benefit to you that is required to be made or provided under this agreement or the material breach of the terms of this Agreement by the Company;

ii.	relocation of your principal office location greater than fifty miles from the current company headquarters;

iii.	significant diminution of title, authority or responsibility;

iv.	failure to appoint you Chief Executive Officer of the Company no later than the later of: (a) July 1, 2006 or (b) six months after your employment start date with the Company.

9.

Benefit Plans. During the Employment Period, you, your spouse and dependents, as the case may be, shall be eligible for participation in employee benefit and fringe benefit plans, practices, policies and programs provided by MMC on terms and conditions substantially similar to those generally provided to similarly situated executives, except that you waive participation in MMC’s U.S. Retirement and Stock Investment Plans, both qualified and non-qualified. You agree to sign a separate document waiving your participation in these plans. Subject to the receipt of this waiver, in lieu of your participation in these Plans, during your employment with the Company, it will credit you with non-qualified deferred compensation of $150,000 per year (pro-rata for partial years) in arrears under a non-qualified deferred compensation plan. The non-qualified deferred compensation is subject to 3-year cliff vesting and will be distributed to you in a single lump-sum within seven months (or such other period as may be required by Section 409A of the Internal Revenue Code) following your termination of employment provided you are vested at the time of termination. In addition, you shall be entitled to the benefits set forth on Exhibit B.

10.

Confidentiality. During the course of your employment with the Company, you will have access to confidential information, including, but not limited to, business plans and strategies, confidential customer information, prospecting plans, business systems, financial information, identity of customers and prospects to the extent that such identity is not generally known or ascertainable from public sources, pricing, costs, services provided to clients or customers of the Company, confidential information about personnel employed by the Company, and other information not generally known or ascertainable from public sources that, if disclosed to any third party, could have an adverse effect on the business or prospects of the Company (the “Confidential Information”). You shall not use, disclose, divulge, or make accessible to any third party any Confidential Information except (a) for the benefit of the Company in the course of performing your duties as an employee of the Company or (b) if, and only to the extent that, you are required to do so by a final order of a court of competent jurisdiction or (c) if at the time of receipt or thereafter such information is publicly known through no wrongful act of your own. Notwithstanding the foregoing, “Confidential Information” shall not include (i) your personal rolodex or (ii) information in your possession as of the date of this agreement.

11.

Covenant Not to Compete. To protect the confidentiality of the Company’s proprietary information and the goodwill you have developed with insurance companies, wholesalers, clients and others during your employment with the Company, and in recognition of your unique skills and commercial value, you will not, during the Applicable Non-Competition Period (as defined below), on your own account or as an employee, consultant, independent contractor, reinsurance intermediary, partner, owner, agent, principal, officer, director or stockholder, directly or indirectly engage in, be connected with, have any interest in, or assist anyone else to engage in, be connected with, or have any interest in any business that competes with the Company in the insurance brokerage or risk management consulting business; provided that you may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in your beneficial ownership at any time of one percent or more of the equity securities of any such corporation. Notwithstanding the foregoing, the acquisition of securities of your previous employer pursuant to pre-existing equity awards shall not be treated as a violation of this paragraph 11. The Applicable Non-Competition Period shall start on the date when this agreement is signed by both of us and shall end twelve months from the date when your employment with the Company terminates.

12.

Non-Solicitation of Employees, Officers, Consultants or Agents. During the Applicable Non-Solicitation Period (as defined below), you shall not, directly or indirectly, (i) induce or attempt to induce any employee, officer, consultant or agent of the Company or any affiliate thereof to leave the employ of or terminate any contractual, agency or other business relationship with the Company, or in any way interfere with the relationship between the Company and any employee, officer, agent, consultant thereof, or (ii) hire, contract with or otherwise engage or retain any person who was an employee, officer, consultant or agent of the Company on the date hereof to work for you or any other person or entity in competition with the Company. We agree and expressly declare our intention that the restrictions set forth in this paragraph 12 shall apply regardless of who initiates the discussions, a circumstance that shall conclusively be deemed irrelevant and immaterial in any action to enforce, or to recover damages for breach of, this Agreement. The Applicable Non-Solicitation Period shall start on the date when this agreement is signed by both of us and shall end on the later of (a) December 31, 2008 (or two years from the date you employment with the Company terminates, if earlier), or (b) twelve months from the date when your employment with the Company terminates.

13.

Non-Solicitation of Customers or Prospects; Non-Acceptance of Business. During the Applicable Non-Solicitation Period, you shall not, directly or indirectly, induce or attempt to induce any customer, client, or prospective customer or client of the Company to enter into any transaction or business relationship that would in any way diminish the value to the Company of the Company’s actual or prospective business relationship with any such client or customer or in any way interfere with the existing business or prospective economic relationship between any such entity or person, on the one hand, and the Company, on the other hand. We agree and expressly declare our intention that the restrictions set forth in this paragraph 13 shall apply regardless of who initiates the discussions, a circumstance that shall conclusively be deemed irrelevant and immaterial in any action to enforce, or to recover damages for breach of, this Agreement. In addition, during the Applicable Non-Solicitation Period, you shall not directly or indirectly accept any payment from, nor perform services for, any customer, client or prospective customer or client of the Company if such direct or indirect acceptance of payment or performance of services would be in competition with the business of the Company.

14.

Geographic Scope of Restrictions. You acknowledge and agree that the duties of your employment with the Company will be international in geographic scope and, accordingly, the restrictions to which you agree under sections 10 through 13, above, shall apply anywhere in the world.

15.

Severability. It is expressly understood and agreed that, if any restriction contained in sections 10 through 13, above, is determined by a court of competent jurisdiction to be an unenforceable restriction on your activities, the provisions of sections 10 though 13 shall not be rendered void but shall be deemed amended to apply to maximum temporal, territorial and other extent as such court may deem reasonable. Alternatively, if a court of competent jurisdiction finds that any restriction contained in sections 10 through 13 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other restriction in this Agreement.

16.

Damages at Law Inadequate. You acknowledge and agree that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Sections  10 through 13 of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by you of any of the provisions of this Agreement, you agree that the Company may withhold all amounts then or thereafter otherwise due to you and shall also be entitled to equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy otherwise available. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to it (including suing you for damages) for such breach or threatened breach. The waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by you.

17.

Golden Parachute Excise Tax Gross-up. You will be provided with excise tax protection on the long term grants including the signing bonus award of restricted shares/units in the event there is a change of control of MMC within 3 years of your start date and you are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Thereafter, you will be treated like similarly situated executives.

18.

Continuation of Employment. Unless you and the Company otherwise agree in writing, continuation of your employment with the Company beyond the expiration of the contract term set forth in paragraph 4 above shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and your employment may thereafter be terminated at will by you or the Company at any time, with or without notice, for any reason or for no reason at all.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

20.

Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to your employment by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between you and the Company with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by you and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21.	Successor Employer. The Company shall obtain an agreement from any successor to the business of the Company to assume and agree to perform this Agreement.

Kindly signify your acceptance of this agreement by signing, and returning to me, one copy of this agreement.

Sincerely,

/s/ Salvatore D. Zaffino

Salvatore Zaffino

Chairman and Chief Executive Officer

Guy Carpenter & Company, Inc.

Agreed to and accepted

this 2nd day of July, 2005:

/s/ D. H. Spiller

D.H. Spiller

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

1.            For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Guy Carpenter and Company, and its parent and subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past and present employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans and plan administrators, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release (including any rights of the Executive under that certain Employment Agreement entered into between the Company and the Executive, dated as of the 1st day of July 2005 (the “Employment Agreement”)) and shall not waive post-termination health-continuation insurance benefits required by state or Federal law and shall not waive any rights of the Executive under the Employment Agreement.

2.            Executive intends this General Release to be binding on his successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1, above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind of law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to his employment with or his termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.            Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with Company.

4.            Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

5.            In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)	Executive understands the terms of this General Release;

(c)

The consideration offered by Company under paragraph 8 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;

(e)	Company is giving Executive a period of twenty-one (21) days within which to consider this General Release;

(f)

Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

(g)

This General Release and all payments and benefits otherwise payable under paragraph 8 of the Employment Agreement (other than the Accrued Obligations) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective an enforceable.

6.            This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release.

7.	To revoke this General Release, Executive must send a written statement of revocation to:

[Address]

[Attn.:     ]

The revocation must be received no later than 5:00p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

8.            This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY, IT CONTAINS A RELASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXHIBIT B

In addition to the participation in employee benefit and fringe benefit plans as set forth in section 9 of this Agreement, you will be entitled to the following:

a.	Access to first class commercial air travel for flights over 3 hours for business travel.

b.

You shall receive the standard executive relocation package, including tax gross-up, temporary housing for 90 days, and reimbursement for relocation to home country (under the MMC relocation policy) if your employment is terminated by the Company for other than Cause or by you for Good Reason within the initial three-year Contract Term.

c.

Upon your commencement of employment with the Company, the Company will reimburse you for legal fees and expenses incurred in the negotiations, preparation and execution of the Employment Agreement, as well as separation from your current employer, up to an amount of $75,000.

d.

The Company shall obtain at its own cost, with your full cooperation, all necessary immigration work papers, visas, permits, etc. as shall be required with respect to the your employment with the Company, and shall reimburse you for all costs and fees in connection therewith.

e.

You shall be entitled to paid annual vacation of five weeks per year (pro-rated for partial years of employment), in accordance with the Company’s vacation policies applicable to other similarly situated executives.

[Guy Carpenter letterhead]

PERSONAL AND CONFIDENTIAL

July 1, 2005

Mr. David H. Spiller

Dear David:

We have been discussing the possibility of you joining Guy Carpenter (“the Company”) as its President, and your leaving employment with Benfield Greig Group plc (“Benfield Greig”).

As part of those negotiations you have raised with us your concern that Benfield Greig or its subsidiaries (collectively referred to in this letter as “Benfield”) or one or more of the shareholders of Benfield Greig (“the Shareholders”) may threaten or issue proceedings against you in connection with your departure. You have asked us to provide certain assurances to you, should this happen.

We are, in principle, prepared to provide these assurances to you on the conditions which we have set out below. However, we must make it clear that we are not asking you to break any of your terms of employment with Benfield nor any other legal obligations owed to Benfield or the Shareholders (“your obligations”). Indeed, we expressly wish to you comply fully with your obligations. You warrant to us that you have disclosed to us, fully and frankly, your express obligations to Benfield or the Shareholders, and any documents that contain your express obligations, in particular your Service Agreement.

If you accept our offer of employment at the same time as countersigning this letter and join us by no later than 15 July 2006, then the Company will indemnify you in respect of all Costs arising in relation to any threatened or actual claims by Benfield and/or any or all of the Shareholders against you in connection with your departure including (without limitation) claims to enforce your obligations and claims for damages for breach of your obligations. For these purposes, “Costs” means any damages which you are ordered to pay or any payment by way of settlement that you agree (with our prior express approval) together with your reasonable legal costs and disbursements (for which you will be indemnified as such costs are discharged by you) and including any legal costs of Benfield and/or the Shareholders that you are ordered to pay in relation to those proceedings. This indemnity will not apply in respect of any acts or omissions by you in connection with your departure which (a) have occurred prior to the date of this letter (and you have warranted to us that you are not in breach of any of your obligations as at the date of this letter); or (b) occur on or after the date of this letter save where they are, or arise out of, any actions or omissions approved or requested by us.

You undertake that you will obtain instructions from the Company on the conduct of any proceedings and will use your reasonable endeavours to comply with those instructions. You agree to take any action and give any information and assistance that we may reasonably request in respect of these proceedings and not to take any steps which will prejudice your ability either to defend or settle those proceedings without first obtaining our prior consent.

The Company’s obligation to indemnify you will only be to indemnify you for such sums as are due from you to Benfield and/or the Shareholders after deducting any sums received by you from any third parties in respect of such claims, by way of indemnification or contribution or otherwise, and if requested by the Company after you have taken all reasonable steps, in accordance with the instructions of the Company, to claim any rights to indemnification or contribution or other financial assistance in respect of matters covered by this side letter from any third party, including Benfield.

This side letter shall be governed by and construed in accordance with the laws of England and Wales.

If you are accepting our offer of employment, please also confirm the terms of this letter are acceptable by signing and returning the enclosed copy at the same time.

Sincerely,

/s/ Salvatore D. Zaffino

Salvatore Zaffino

Chairman and Chief Executive Officer

Guy Carpenter & Company, Inc.

Agreed to and accepted

this 2nd day of July, 2005:

/s/ D. H. Spiller

D. H. Spiller